EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20851, 333-58009, 333-86521, and 333-98257) of AlphaNet Solutions, Inc. of our report dated March 25, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
March 28, 2003